CONSOLIDATED BALANCE SHEET

                           CONSOLIDATED EDISON, INC.

                                                                     AT DECEMBER 31
                                                              -----------------------------
                                                                 1999              1998
                                                              -----------       -----------
                                                                 (THOUSANDS OF DOLLARS)
ASSETS
UTILITY PLANT, AT ORIGINAL COST (NOTE A)
Electric....................................................  $11,323,826       $12,039,082
Gas.........................................................    2,197,735         1,838,550
Steam.......................................................      722,265           604,761
General.....................................................    1,328,544         1,204,262
Unregulated generating assets...............................       48,583                --
                                                              -----------       -----------
Total.......................................................   15,620,953        15,686,655
Less: Accumulated depreciation..............................    4,733,613         4,726,211
                                                              -----------       -----------
Net.........................................................   10,887,340        10,960,444
Construction work in progress...............................      381,804           347,262
Nuclear fuel assemblies and components, less accumulated
  amortization..............................................       84,701            98,837
                                                              -----------       -----------
NET UTILITY PLANT...........................................   11,353,845        11,406,543
                                                              -----------       -----------

CURRENT ASSETS
Cash and temporary cash investments (Note A)................      485,050           102,295
Accounts receivable--customer, less allowance for
  uncollectible accounts of $34,821 and $24,957 at December
  31, 1999 and 1998, respectively                                 647,545           521,648
Other receivables...........................................      122,474            49,381
Fuel, at average cost.......................................       24,271            33,289
Gas in storage, at average cost.............................       55,387            49,656
Materials and supplies, at average cost.....................      142,905           184,916
Prepayments.................................................      197,671           131,374
Other current assets........................................       39,262            20,984
                                                              -----------       -----------
TOTAL CURRENT ASSETS........................................    1,714,565         1,093,543
                                                              -----------       -----------

INVESTMENTS
Nuclear decommissioning trust funds.........................      305,717           265,063
Other.......................................................      182,201           113,382
                                                              -----------       -----------
TOTAL INVESTMENTS (NOTE A)..................................      487,918           378,445
                                                              -----------       -----------

DEFERRED CHARGES
Goodwill....................................................      427,496                --
Regulatory assets (Notes A and J)...........................    1,382,265         1,359,135
Other deferred charges......................................      165,387           143,737
                                                              -----------       -----------
TOTAL DEFERRED CHARGES......................................    1,975,148         1,502,872
                                                              -----------       -----------
TOTAL.......................................................  $15,531,476       $14,381,403
                                                              -----------       -----------

                           CONSOLIDATED BALANCE SHEET
                           CONSOLIDATED EDISON, INC.

                                                                     AT DECEMBER 31
                                                              -----------------------------
                                                                 1999              1998
                                                              -----------       -----------
                                                                 (THOUSANDS OF DOLLARS)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION (NOTE B)
COMMON SHAREHOLDERS' EQUITY
Common stock, $.10 par value, authorized 500,000,000 shares;
  213,810,634 shares and  232,833,494  shares  outstanding,
  net of treasury stock, at December 31, 1999 and 1998,
  respectively..............................................  $ 1,482,341       $ 1,482,341
Retained earnings...........................................    4,921,089         4,700,500
Treasury stock, at cost; 21,358,500 shares and 2,654,600
  shares at December 31, 1999 and 1998, respectively........     (955,311)         (120,790)
Capital stock expense.......................................      (36,112)          (36,446)
                                                              -----------       -----------
TOTAL COMMON SHAREHOLDERS' EQUITY...........................    5,412,007         6,025,605
                                                              -----------       -----------

Preferred stock subject to mandatory redemption.............       37,050            37,050
Other preferred stock.......................................      212,563           212,563
Long-term debt .............................................    4,524,604         4,050,108
                                                              -----------       -----------
TOTAL CAPITALIZATION........................................   10,186,224        10,325,326
                                                              -----------       -----------

NONCURRENT LIABILITIES
Obligations under capital leases............................       34,544            37,295
Other noncurrent liabilities................................      305,632           203,543
                                                              -----------       -----------
TOTAL NONCURRENT LIABILITIES................................      340,176           240,838
                                                              -----------       -----------

CURRENT LIABILITIES
Long--term debt due within one year.........................      395,000           225,000
Notes payable...............................................      495,371                --
Accounts payable............................................      615,983           371,274
Customer deposits...........................................      204,421           181,236
Accrued taxes...............................................       18,389            15,670
Accrued interest............................................       60,061            76,466
Accrued wages...............................................       79,408            83,555
Other current liabilities...................................      232,706           188,186
                                                              -----------       -----------
TOTAL CURRENT LIABILITIES...................................    2,101,339         1,141,387
                                                              -----------       -----------

DEFERRED CREDITS
Accumulated deferred federal income tax (Note L)............    2,267,548         2,392,812
Regulatory liabilities (Note J).............................      636,022           281,018
Other deferred credits......................................          167                22
                                                              -----------       -----------
TOTAL DEFERRED CREDITS......................................    2,903,737         2,673,852
                                                              -----------       -----------
CONTINGENCIES (NOTE F)
TOTAL.......................................................  $15,531,476       $14,381,403
                                                              -----------       -----------

   The accompanying notes are an integral part of these financial statements.

                         CONSOLIDATED INCOME STATEMENT
                           CONSOLIDATED EDISON, INC.

                                                                YEAR ENDED DECEMBER 31
                                                        ---------------------------------------
                                                           1999          1998          1997
                                                        -----------   -----------   -----------
                                                                (THOUSANDS OF DOLLARS)
OPERATING REVENUES (NOTE A)
Electric..............................................  $ 5,792,673   $ 5,674,446   $ 5,635,575
Gas...................................................    1,000,083       959,609     1,093,880
Steam.................................................      340,026       321,932       391,799
Non-utility...........................................      358,541       137,061        74,898
                                                        -----------   -----------   -----------
TOTAL OPERATING REVENUES..............................    7,491,323     7,093,048     7,196,152
                                                        -----------   -----------   -----------
OPERATING EXPENSES
Purchased power.......................................    1,824,023     1,253,783     1,349,587
Fuel..................................................      430,050       579,006       596,824
Gas purchased for resale..............................      485,155       437,308       552,597
Other operations......................................    1,188,623     1,157,958     1,124,703
Maintenance...........................................      437,979       477,413       474,788
Depreciation and amortization (Note A)................      526,182       518,514       503,455
Taxes, other than federal income tax..................    1,179,796     1,208,102     1,181,156
Federal income tax (Notes A and L)....................      399,716       407,639       377,722
                                                        -----------   -----------   -----------
TOTAL OPERATING EXPENSES..............................    6,471,524     6,039,723     6,160,832
                                                        -----------   -----------   -----------
OPERATING INCOME......................................    1,019,799     1,053,325     1,035,320
                                                        -----------   -----------   -----------
OTHER INCOME (DEDUCTIONS)
Investment income (Note A)............................       14,842        11,801        12,214
Allowance for equity funds used during construction
  (Note A)............................................        3,810         2,431         4,448
Other income less miscellaneous deductions............      (13,571)      (14,212)       (4,100)
Federal income tax (Notes A and L)....................       26,891         2,229        (1,998)
                                                        -----------   -----------   -----------
TOTAL OTHER INCOME....................................       31,972         2,249        10,564
                                                        -----------   -----------   -----------
INCOME BEFORE INTEREST CHARGES........................    1,051,771     1,055,574     1,045,884
                                                        -----------   -----------   -----------
Interest on long-term debt............................      319,393       308,671       318,158
Other interest........................................       20,065        18,400        17,083
Allowance for borrowed funds used during construction
  (Note A)............................................       (1,895)       (1,246)       (2,180)
                                                        -----------   -----------   -----------
NET INTEREST CHARGES..................................      337,563       325,825       333,061
                                                        -----------   -----------   -----------
PREFERRED STOCK DIVIDEND REQUIREMENTS.................       13,593        17,007        18,344
                                                        -----------   -----------   -----------
NET INCOME FOR COMMON STOCK...........................  $   700,615   $   712,742   $   694,479
                                                        ===========   ===========   ===========
BASIC EARNINGS PER COMMON SHARE.......................  $      3.14   $      3.04   $      2.95
DILUTED EARNINGS PER COMMON SHARE.....................  $      3.13   $      3.04   $      2.95
AVERAGE NUMBER OF SHARES OUTSTANDING..................  223,442,315   234,307,767   235,082,063
                                                        -----------   -----------   -----------

   The accompanying notes are an integral part of these financial statements.

                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                           CONSOLIDATED EDISON, INC.

                                                                  YEAR ENDED DECEMBER 31
                                                           ------------------------------------
                                                              1999         1998         1997
                                                           ----------   ----------   ----------
                                                                  (THOUSANDS OF DOLLARS)
BALANCE, JANUARY 1.......................................  $4,700,500   $4,484,703   $4,283,935
Less: Stock options exercised............................       1,922           --           --
Add: Orange & Rockland purchase accounting adjustment....          51           --           --
NET INCOME FOR COMMON STOCK FOR THE YEAR.................     700,615      712,742      694,479
                                                           ----------   ----------   ----------
TOTAL....................................................   5,399,244    5,197,445    4,978,414
                                                           ----------   ----------   ----------
Dividends declared on common, $2.14, $2.12 and $2.10 per
  share, respectively....................................     478,155      496,945      493,711
                                                           ----------   ----------   ----------
BALANCE, DECEMBER 31.....................................  $4,921,089   $4,700,500   $4,484,703
                                                           ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           CONSOLIDATED EDISON, INC.

                                                                   YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                   (THOUSANDS OF DOLLARS)
OPERATING ACTIVITIES
Net income for common stock.................................  $ 700,615   $ 712,742   $ 694,479
PRINCIPAL NON-CASH CHARGES (CREDITS) TO INCOME
Depreciation and amortization...............................    526,182     518,514     503,455
Federal income tax deferred (excluding taxes resulting from
  divestiture of plant).....................................     41,784      86,430      22,620
Common equity component of allowance for funds used during
  construction..............................................     (3,730)     (2,364)     (4,321)
Other non-cash charges......................................     42,050      11,297      17,268
CHANGES IN ASSETS AND LIABILITIES NET OF EFFECTS FROM
  PURCHASE OF ORANGE AND ROCKLAND
Accounts receivable-customer, less allowance for
  uncollectibles............................................    (66,371)     59,515     (37,159)
Materials and supplies, including fuel and gas in storage...     56,554      14,804      31,824
Prepayments, other receivables and other current assets.....    (91,588)    (50,689)     16,062
Deferred recoverable fuel costs.............................    (66,655)     76,288       3,161
Cost of removal less salvage................................    (71,451)    (72,033)    (73,719)
Accounts payable............................................    167,598     (68,840)      8,999
Other-net ..................................................    (29,618)    104,165     103,490
                                                              ---------   ---------   ---------
NET CASH FLOWS FROM OPERATING ACTIVITIES....................  1,205,370  1,389,829   1,286,159
                                                              ---------   ---------   ---------
INVESTING ACTIVITIES INCLUDING CONSTRUCTION
Construction expenditures...................................   (678,157)   (618,844)   (654,221)
Nuclear fuel expenditures...................................    (16,537)     (7,056)    (14,579)
Contributions to nuclear decommissioning trust..............    (21,301)    (21,301)    (21,301)
Common equity component of allowance for funds used during
  construction..............................................      3,730       2,364       4,321
Payment for purchase of Orange and Rockland, net of cash and
  cash equivalents..........................................   (509,083)         --          --
Divestiture of utility plant (net of federal income tax)....  1,138,750          --          --
Unregulated subsidiary investments..........................   (101,953)    (24,072)    (66,032)
                                                              ---------   ---------   ---------
NET CASH FLOWS FROM INVESTING ACTIVITIES INCLUDING
  CONSTRUCTION..............................................   (184,551)   (668,909)   (751,812)
                                                              ---------   ---------   ---------
FINANCING ACTIVITIES INCLUDING DIVIDENDS
Repurchase of common stock..................................   (817,399)   (115,247)         --
Net proceeds from short-term debt...........................    430,196          --          --
Issuance of long-term debt..................................    767,689     460,000     480,000
Retirement of long-term debt................................   (225,000)   (200,000)   (106,256)
Advance refunding of preferred stock and long-term debt.....   (300,000)   (773,645)         --
Issuance and refunding costs................................    (16,440)     (8,864)     (8,930)
Funds held for refunding of debt............................         --     328,874    (328,874)
Common stock dividends......................................   (477,110)   (493,201)   (493,711)
                                                              ---------   ---------   ---------
NET CASH FLOWS FROM FINANCING ACTIVITIES INCLUDING
  DIVIDENDS.................................................   (638,064)   (802,083)   (457,771)
                                                              ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH
  INVESTMENTS...............................................    382,755     (81,163)     76,576
                                                              ---------   ---------   ---------
CASH AND TEMPORARY CASH INVESTMENTS AT JANUARY 1............    102,295     183,458     106,882
                                                              ---------   ---------   ---------
CASH AND TEMPORARY CASH INVESTMENTS AT DECEMBER 31..........  $ 485,050   $ 102,295   $ 183,458
                                                              =========   =========   =========
SUPPLEMENTAL  DISCLOSURE  OF CASH FLOW  INFORMATION
  Cash paid during the period for:
  Interest..................................................  $ 321,785   $ 285,956   $ 310,310
  Income taxes..............................................    846,559     355,707     335,586
                                                              ---------   ---------   ---------

   The accompanying notes are an integral part of these financial statements.

                    CONSOLIDATED STATEMENT OF CAPITALIZATION
                           CONSOLIDATED EDISON, INC.

                                                 SHARES OUTSTANDING             YEAR ENDED DECEMBER 31
                                        -------------------------------------   -----------------------
                                        DECEMBER 31, 1999   DECEMBER 31, 1998      1999         1998
                                        -----------------   -----------------   ----------   ----------
                                                                                (THOUSANDS OF DOLLARS)
COMMON SHAREHOLDERS' EQUITY (NOTE B)
Common stock..........................     213,810,634         232,833,494      $1,482,341   $1,482,341
Retained earnings.....................                                           4,921,089    4,700,500
Treasury stock, at cost...............                                            (955,311)    (120,790)
Capital stock expense.................                                             (36,112)     (36,446)
                                                                                ----------   ----------
TOTAL COMMON SHAREHOLDERS' EQUITY.....                                           5,412,007    6,025,605
                                                                                ----------   ----------
PREFERRED STOCK (NOTE B)
Subject to mandatory redemption
Cumulative Preferred, $100 par value,
  6 1/8% Series J.....................         370,500             370,500          37,050       37,050
                                                                                ----------   ----------
TOTAL SUBJECT TO MANDATORY
  REDEMPTION..........................                                              37,050       37,050
                                                                                ----------   ----------
OTHER PREFERRED STOCK
$5 Cumulative Preferred, without par
  value, authorized 1,915,319 shares...      1,915,319           1,915,319         175,000      175,000
Cumulative Preferred, $100 par value,
  authorized 6,000,000 shares*
    4.65% Series C....................         153,296             153,296          15,330       15,330
    4.65% Series D....................         222,330             222,330          22,233       22,233
                                                                                ----------   ----------
TOTAL OTHER PREFERRED STOCK...........                                             212,563      212,563
                                                                                ----------   ----------
TOTAL PREFERRED STOCK.................                                          $  249,613   $  249,613
                                                                                ==========   ==========

------------------------

* Represents total authorized shares of cumulative preferred stock, $100 par value, including preferred stock subject to mandatory redemption.

LONG-TERM DEBT (NOTE B)

                                                                                      AT DECEMBER 31
                                                                               -----------------------------
MATURITY                                    INTEREST RATE        SERIES           1999              1998
--------                                    -------------       --------       -----------       -----------
                                                                                  (THOUSANDS OF DOLLARS)
Debentures:
1999......................................  6 1/2   %             1992D        $        --       $    75,000
1999......................................  --                    1994B                 --           150,000
2000......................................  9 3/8                 1990A             80,000                --
2000......................................  7 3/8                 1992A            150,000           150,000
2000......................................  7.60                  1992C            125,000           125,000
2000......................................  6.14                  1993C             20,000                --
2001......................................  6 1/2                 1993B            150,000           150,000
2001......................................  6.22    *             1996B            150,000           150,000
2002......................................  6 5/8                 1993C            150,000           150,000
2002......................................  6.18    *             1997A            150,000           150,000
2003......................................  6 3/8                 1993D            150,000           150,000
2003......................................  6.56                  1993D             35,000                --
2004......................................  7 5/8                 1992B            150,000           150,000
2005......................................  6 5/8                 1995A            100,000           100,000
2007......................................  6.45                  1997B            330,000           330,000
2008......................................  6 1/4                 1998A            180,000           180,000
2008......................................  6.15                  1998C            100,000           100,000
2009......................................  7.15                  1999B            200,000                --
2023......................................  7 1/2                 1993G            380,000           380,000
2026......................................  7 3/4                 1996A            100,000           100,000
2027......................................  6 1/2                 1997F             80,000                --
2028......................................  7.10                  1998B            105,000           105,000
2028......................................  6.90                  1998D             75,000            75,000
2029......................................  7 1/8                 1994A            150,000           150,000
2029......................................  7.00                  1999G             45,000                --
2039......................................  7.35                  1999A            275,000                --
                                                                               -----------       -----------
Total debentures..........................                                       3,430,000         2,920,000
                                                                               ===========       ===========

    Tax-exempt debt--notes issued to New York State Energy Research and Development Authority for Facilities Revenue Bonds:

                                                                                      AT DECEMBER 31
                                                                               -----------------------------
MATURITY                                    INTEREST RATE        SERIES           1999              1998
--------                                    -------------       --------       -----------       -----------
                                                                                  (THOUSANDS OF DOLLARS)
2014......................................  6.09                  1994***           55,000                --
2015......................................  3.07    **            1995***           44,000                --
2020......................................  5 1/4                 1993B            127,715           127,715
2020......................................  6.10                  1995A            128,285           128,285
2022......................................  5 3/8                 1993C             19,760            19,760
2024......................................  7 1/4                 1989C                 --           150,000
2025......................................  7 1/2                 1990A                 --           150,000
2026......................................  7 1/2                 1991A            128,150           128,150
2027......................................  6 3/4                 1992A            100,000           100,000
2027......................................  6 3/8                 1992B            100,000           100,000
2028......................................  6.00                  1993A            101,000           101,000
2029......................................  7 1/8                 1994A            100,000           100,000
2034......................................  4.12    **            1999A            292,700                --
                                                                               -----------       -----------
Total tax-exempt debt.....................                                       1,196,610         1,104,910
                                                                               ===========       ===========
Subordinated deferrable interest
  debentures:
2031......................................  7 3/4                 1996A            275,000           275,000
                                                                               -----------       -----------
Other long-term debt......................                                          43,236               868
Unamortized debt discount.................                                         (25,242)          (25,670)
                                                                               -----------       -----------
Total.....................................                                       4,919,604         4,275,108
Less: long-term debt due within one
  year....................................                                         395,000           225,000
                                                                               -----------       -----------
Total long-term debt......................                                       4,524,604         4,050,108
                                                                               -----------       -----------
Total capitalization......................                                     $10,186,224       $10,325,326
                                                                               -----------       -----------

------------------------

*   Rates reset quarterly; December 31, 1999 rate shown.

**  Rates reset weekly; December 31, 1999 rate shown.

*** Issued for pollution control financing for Bowline and Lovett generating stations.

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    These notes form an integral part of the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and its subsidiaries.

CON EDISON

    On January 1, 1998, Con Edison was established as the parent holding company for Consolidated Edison Company of New York, Inc. (Con Edison of New York) pursuant to an agreement and plan of exchange which provided for the exchange of the outstanding shares of common stock, $2.50 par value, of Con Edison of New York for an equal number of shares of common stock, $.10 par value, of Con Edison.

    Con   Edison,   through   its   subsidiaries,   provides  a  wide  range  of
energy-related services to its customers.

    Con Edison of New York, a regulated utility, provides electric service to over three million customers and gas service to over a million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

    Orange and Rockland Utilities, Inc. (O&R), a regulated utility which Con Edison acquired in July 1999 (see Note K), provides electric service to over 275,000 customers and gas service to over 100,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

    Con Edison's non-utility subsidiaries provide competitive gas and electric supply and energy-related products and services (Con Edison Solutions); invest in and manage energy infrastructure projects (Con Edison Development); market specialized energy supply services to wholesale customers (Con Edison Energy); and invest in telecommunications infrastructure (Con Edison Communications). These subsidiaries operate primarily in the Mid-Atlantic and New England states.

NORTHEAST UTILITIES MERGER

    In October 1999 Con Edison agreed to acquire Northeast Utilities (Northeast) for an estimated aggregate purchase price of not more than $3.8 billion, payable 50 percent in cash and 50 percent in stock and subject to adjustment as discussed below.

    To effect the acquisition, Con Edison will merge into a new parent holding company (New Con Edison) and a subsidiary of New Con Edison will merge into Northeast (collectively these mergers are referred to as the Merger). The Merger is subject to certain conditions, including the approval of Con Edison's and Northeast's shareholders and federal and state regulatory agencies.

    Upon completion of the Merger, the former holders of Con Edison and Northeast common shares will together own all of the outstanding shares of common stock of New Con Edison, and New Con Edison will in turn own all of the outstanding common shares of Con Edison of New York, O&R (which will continue to own its regulated utility subsidiaries), its unregulated subsidiaries and Northeast (which will continue to own its regulated utilities) and its unregulated subsidiaries.

    New Con Edison is expected to account for the Merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

    Con Edison will pay a base price of $25 for each Northeast common share, subject to adjustment as follows: (i) $1 per share will be added to the price if, prior to the closing of the Merger, Northeast enters into binding agreements and receives certain regulatory approvals with respect to the sale of certain nuclear facilities (the "divestiture condition") and (ii) $0.0034 per share will be added to the price for each day after August 5, 2000 through the day prior to the closing of the Merger. The stock consideration (i.e., the number of shares of New Con Edison common stock) to be received by Northeast shareholders will be determined by dividing the adjusted price to be paid for each Northeast share by a calculated average market price of Con Edison common shares over a specified period prior to the closing. The calculated average market price to be used in this determination is subject to a "price collar" of not more than $46 per share or less than $36 per Con Edison share. As a result of the price collar, Northeast shareholders may receive more (if the calculated average market price of Con Edison's shares exceeds $46 per share) or fewer (if the calculated average market price is less than $36 per share) New Con Edison shares than they would have in the absence of the collar. If the divestiture condition is satisfied following the completion of the Merger but prior to December 31, 2000, the $1 per Northeast share referred to above would be separately paid by New Con Edison to the former Northeast shareholders in cash.

NOTE A   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION Con Edison's consolidated financial statements include the accounts of Con Edison and its consolidated subsidiaries, including the regulated utilities, Con Edison of New York and O&R. Intercompany transactions have been eliminated.

    RESTRUCTURING AGREEMENTS In May 1996 the New York State Public Service Commission (PSC), in its Competitive Opportunities proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry. In September 1997 the PSC approved a restructuring agreement between Con Edison of New York, the PSC staff and certain other parties (the Restructuring Agreement). The Restructuring Agreement provides for a transition to a competitive electric market through the development of a "retail access" plan, a rate plan for the period ending March 31, 2002, a reasonable opportunity for recovery of "strandable costs" and the divestiture of electric generation capacity by Con Edison of New York.

    At December 31, 1999 approximately 70,000 Con Edison of New York customers representing approximately 20 percent of aggregate customer load were purchasing electricity from other suppliers under the electric Retail Choice program. In February 2000 the PSC issued an order requiring Con Edison of New York to make available the program to all of its electric customers by November 2000. Con Edison of New York delivers electricity to customers in this program through its regulated transmission and distribution systems. In general, Con Edison of New York's delivery rates for Retail Choice customers are equal to the rates applicable to other comparable Con Edison of New York customers, less an amount representing the cost of the energy and capacity it avoids by not supplying these customers. In its February 2000 order, the PSC reduced the delivery rate for large electric Retail Choice customers and authorized Con Edison of New York to recover the resulting lost revenues by recognizing a portion of the deferred generation divestiture gain. See Note I.

    Con Edison of New York reduced electric rates by $129 million in 1998 and $80 million in April 1999 as part of the Restructuring Agreement's rate plan. Under this plan, the revenues that the company receives over the five-year transition period ending in March 2002 are reduced by $1 billion from the amount that would have been received had the March 1997 rate levels remained in effect. Pursuant to the rate plan, rate reductions of approximately $103 million and $209 million are scheduled to take effect in April 2000 and 2001, respectively. The April 2001 rate decrease will be partially offset by $36 million of a rate increase attributable to the New York Power Authority, the recognition of which is being deferred over the first four years of the rate plan, and $50 million of deferred generation divestiture gain (see Note I). In addition, a regulatory liability was established in 1997 for rate reductions for certain customers that is being amortized over the remaining years of the rate plan.

    Con Edison of New York's potential electric strandable costs are those prior utility investments and commitments that may not be recoverable in a competitive electric supply market. These include the unrecovered book cost of its remaining electric generating plants, including its Indian Point 2 nuclear generating unit, the future cost of decommissioning Indian Point 2 and its retired Indian Point 1 nuclear generating unit and charges under contracts with non-utility generators (NUGs). Con Edison of New York is recovering these costs in the rates it charges all customers, including those customers purchasing electricity from others. Pursuant to the Restructuring Agreement, following March 31, 2002, Con Edison of New York will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, any remaining strandable costs, including a reasonable return on investment. For any remaining fossil-related strandable costs, the recovery period will be 10 years. For additional information about nuclear generation, see "Rate Recovery" in Note G. For information about NUG-related strandable costs, see Note H.

    Pursuant to the Restructuring Agreement, as amended by a July 1998 PSC order, Con Edison of New York has sold approximately 6,300 MW of the approximately 8,300 MW of generating capacity that it owned. See Note I.

    In late 1997 the PSC, in its Competitive Opportunities proceeding, approved a four-year O&R Restructuring Plan. Under this plan, O&R has sold all of its generating assets and has made retail access available to all of its electric customers effective May 1, 1999. O&R's electric rates have been reduced by approximately $32.4 million through rate reductions implemented in December 1997 and 1998. No further rate reductions are required under the plan. In 1998 and 1999 similar plans for O&R's utility subsidiaries in Pennsylvania and New Jersey were approved by state regulators. The Pennsylvania plan provides for retail access for all customers effective May 1999. The New Jersey plan provides for rate reductions of $6.8 million effective August 1999, an additional reduction of $2.7 million effective January 2001 and a final reduction of $6.3 million effective August 2002.

    In accordance with the April 1999 PSC order approving Con Edison's acquisition of O&R, Con Edison of New York is accruing approximately $27 million over the three-year period ending March 2002 for the future benefit of its electric customers and has reduced its gas rates by approximately $2 million. O&R reduced its electric rates by $6.1 million and its gas rates by approximately $1.1 million.

    ACCOUNTING POLICIES The accounting policies of Con Edison and its subsidiaries conform to accounting principles generally accepted in the United States. For regulated public utilities, like Con Edison of New York and O&R, accounting principles generally accepted in the United States include Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and, in accordance with SFAS No. 71, the accounting requirements and rate-making practices of the Federal Energy Regulatory Commission (FERC) and the PSC.

    The standards in SFAS No. 101, "Regulated Enterprises--Accounting for the Discontinuation of Application of the Financial Accounting Standards Board
(FASB) Statement No. 71," apply to the non-nuclear electric supply portion of Con Edison of New York's business that is being deregulated as a result of the Restructuring Agreement (the Deregulated Business). The Deregulated Business includes all of Con Edison of New York's fossil electric generating assets and its NUG contracts and related regulatory assets and liabilities. The application of SFAS No. 101 to the Deregulated Business had no material adverse effect on the financial position or results of operations of Con Edison or Con Edison of New York.

    No impairment of Con Edison of New York's fossil generating assets has been recognized under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," because most of these assets have been sold at a gain (see Note I) and the estimated cash flows from the operation and/or sale of the remaining generating assets, together with the cash flows from the strandable cost recovery provisions of the Restructuring Agreement, will not be less than the net carrying amount of the fossil generating assets.

    Likewise, there has been no charge against earnings for the deferred charges (regulatory assets--principally relating to future federal income taxes) and deferred credits (regulatory liabilities) relating to the Deregulated Business because recovery of regulatory assets net of regulatory liabilities is probable under the Restructuring Agreement. At December 31, 1999 net regulatory assets amounted to approximately $750 million. See Note J.

    No loss has been accrued for Con Edison of New York's NUG contracts under SFAS No. 5, "Accounting for Contingencies," because it is not probable that the charges by NUGs under the contracts will exceed the cash flows from the sale by Con Edison of New York of the electricity provided by the NUGs, together with the cash flows provided pursuant to the Restructuring Agreement. See Note H.

    UTILITY PLANT AND DEPRECIATION The capitalized cost of additions to utility plant includes indirect costs such as engineering, supervision, payroll taxes, pensions, other benefits and an allowance for funds used during construction
(AFDC). The original cost of property, together with removal cost, less salvage, is charged to accumulated depreciation as property is retired. The cost of repairs and maintenance is charged to expense, and the cost of betterments is capitalized.

    Rates used for AFDC include the cost of borrowed funds and a reasonable rate on Con Edison of New York's own funds when so used, determined in accordance with PSC and FERC regulations. The AFDC rate was 9.1 percent in 1999, 1998 and 1997. The rate was compounded semiannually, and the amounts applicable to borrowed funds were treated as a reduction of interest charges.

    The annual charge for depreciation is computed using the straight-line method for financial statement purposes with rates based on average lives and net salvage factors, with the exception of Indian Point 2, Con Edison of New York's share of the jointly-owned Roseton generating station, certain leaseholds and certain general equipment, which are depreciated using a remaining life amortization method. Con Edison's depreciation rates averaged approximately 3.4 percent in 1999, 1998 and 1997.

    Con Edison of New York has a 40 percent ownership interest in the 1,200-MW Roseton electric generating station operated by Central Hudson Gas & Electric Corp. This station is expected to be sold not later than July 2001.

    Con Edison of New York's investment in the Roseton station at original cost and as included on its balance sheet at December 31, 1999 and 1998 was:

                                                             1999         1998
                                                          ----------   ----------
                                                          (THOUSANDS OF DOLLARS)
Plant in service........................................   $147,194     $146,778
Construction work in progress...........................        391          262
Accumulated depreciation................................    (86,950)     (80,944)
                                                           --------     --------
Net investment..........................................   $ 60,635     $ 66,096
                                                           ========     ========

    NUCLEAR GENERATION For information about the accounting policies followed for Con Edison of New York's nuclear generation, see Note G.

    REVENUES Con Edison's utility subsidiaries recognize revenues for electric, gas and steam service on a monthly billing cycle basis. O&R accrues revenues at the end of each month for estimated energy usage not yet billed to customers, while Con Edison of New York does not accrue such revenues. Con Edison of New York defers for refund to firm gas sales and transportation customers over a 12-month period all net interruptible gas revenues not authorized by the PSC to be retained by the company.

    RECOVERABLE FUEL COSTS Con Edison's utility subsidiaries' fuel, purchased power and gas costs that are above the levels included in base rates are recoverable under electric, gas and steam fuel adjustment clauses. If costs fall below these levels, the difference is credited to customers. For electric and steam, such costs are deferred until the period in which they are billed or credited to customers (between one and two months after the costs are incurred). For gas, the excess or deficiency is accumulated for refund or surcharge to customers on an annual basis.

    The electric fuel adjustment clauses provide for the utility subsidiaries to share with customers any savings or excess costs resulting from the difference between actual costs for electric fuel and purchased power and monthly target amounts. The subsidiaries will retain or bear 10 to 30 percent of the savings or excess costs, as the case may be.

    TEMPORARY CASH INVESTMENTS Temporary cash investments are short-term, highly liquid investments which generally have maturities of three months or less. They are stated at cost which approximates market. Con Edison considers temporary cash investments to be cash equivalents.

    INVESTMENTS For 1999 and 1998, investments consisted primarily of the external nuclear decommissioning trust fund and investments of Con Edison Solutions and Con Edison Development. The nuclear decommissioning trust fund is stated at market, net of federal income tax; investments of Con Edison Solutions and Con Edison Development are recorded using the equity method. Earnings on the nuclear decommissioning trust fund are not recognized in income but are included in the accumulated depreciation reserve. See "Decommissioning" in Note G.

    GAS HEDGING Con Edison of New York uses derivative instruments under its gas hedging program in order to hedge its gas in storage and anticipated gas purchases against adverse market price fluctuations. Con Edison of New York defers the related hedging gains and losses until the underlying gas commodity is withdrawn from storage or purchased from a supplier and then adjusts the cost of its gas accordingly. All hedging gains or losses are credited or charged to customers through Con Edison of New York's gas fuel adjustment clause.

    Con Edison Solutions uses derivative instruments to hedge natural gas transactions in order to minimize the risk of unfavorable market price fluctuations. Gains or losses on these instruments are deferred until gas is purchased, at which time gas expense is adjusted accordingly. At December 31, 1999, deferred gains or losses were not material.

    Neither Con Edison nor any of its consolidated subsidiaries enters into derivative transactions that do not meet the criteria for hedges and that do not qualify for deferred accounting treatment. If for any reason a derivative transaction were no longer classified as a hedge, the cost of gas in storage or gas expense, as appropriate, would be adjusted for unrealized gains and losses relating to the transaction.

    NEW FINANCIAL ACCOUNTING STANDARDS SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was to be effective for fiscal years beginning after June 15, 1999. In June 1999 the FASB issued SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," that postponed the effective date to fiscal years beginning after June 15, 2000. The application of SFAS No. 133 is not expected to have a material effect on the financial position or results of operations of Con Edison or materially change its current disclosure practices.

    FEDERAL INCOME TAX In accordance with SFAS No. 109, "Accounting for Income Taxes," Con Edison's utility subsidiaries have recorded an accumulated deferred federal income tax liability for substantially all temporary differences between the book and tax bases of assets and liabilities at current tax rates. In accordance with rate agreements, the utility subsidiaries have recovered amounts from customers for a portion of the tax expense they will pay in the future as a result of the reversal or "turn-around" of these temporary differences. As to the remaining temporary differences, in accordance with SFAS No. 71, the utility subsidiaries have established regulatory assets for the net revenue requirements to be recovered from customers for the related future tax expense. (See Notes J and L.) In 1993 the PSC issued an Interim Policy Statement proposing accounting procedures consistent with SFAS No. 109 and providing assurances that these future increases in taxes will be recoverable in rates. The final policy statement is not expected to differ materially from the Interim Policy Statement.

    Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties and applied as a reduction in future federal income tax expense. Con Edison and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to each company based on its taxable income.

    RESEARCH AND DEVELOPMENT COSTS Research and development costs relating to specific construction projects are capitalized. All other such costs are charged to operating expenses as incurred. Research and development costs in 1999, 1998 and 1997, amounting to $12.4 million, $20.3 million and $25.9 million, respectively, were charged to operating expenses. No research and development costs were capitalized in these years.

    RECLASSIFICATION Certain prior year amounts have been reclassified to conform with current year presentation.

    ESTIMATES  The  accompanying   consolidated   financial  statements  reflect
judgments and estimates made in the application of the above accounting policies.

NOTE B   CAPITALIZATION

    CAPITALIZATION OF CON EDISON Con Edison's outstanding capitalization, on a consolidated basis, consists of its common shareholders' equity and the outstanding preferred stock and long-term debt of its utility subsidiaries. Con Edison's authorized capitalization also includes six million authorized, but unissued, Preferred Shares, $1.00 par value.

    PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION Con Edison of New York has the option to redeem its $5 cumulative preferred stock at $105 and its cumulative preferred stock, Series C and Series D, at a price of $101 per share (in each case, plus accrued and unpaid dividends).

    PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION Con Edison of New York is required to redeem its cumulative preferred stock, Series J shares on August 1, 2002. The redemption price is $100 per share (plus accrued and unpaid dividends). Series J shares may not be called for redemption while dividends are in arrears on outstanding shares of $5 cumulative preferred stock or other cumulative preferred stock.

    COMMON STOCK In May 1998 Con Edison commenced a repurchase program for up to $1 billion of its common stock. Through December 31, 1999, a total of 21.4 million Con Edison shares were repurchased by Con Edison of New York, at a total cost of $940.5 million. In January 2000 Con Edison announced the expansion of its stock repurchase program by an additional $300 million.

    DIVIDENDS Beginning in 1998, with the establishment of Con Edison as a holding company, dividends on Con Edison's common shares depend primarily on the dividends and other distributions that Con Edison of New York and Con Edison's other subsidiaries pay to Con Edison and the capital requirements of Con Edison and its subsidiaries. The Restructuring Agreement limits the dividends that Con Edison of New York may pay to not more than 100 percent of Con Edison of New York's income available for dividends, calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" are non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The restriction also does not apply to dividends paid in order to transfer to Con Edison proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison of New York's equity ratio to a level appropriate to its business risk.

    Payment of Con Edison of New York's common stock dividends to Con Edison is subject to certain additional restrictions. No dividends may be paid, or funds set apart for payment, on Con Edison of New York's common stock until all dividends accrued on the $5 cumulative preferred stock and other cumulative preferred stock have been paid, or declared and set apart for payment, and unless Con Edison of New York is not in arrears on its mandatory redemption obligation for the Series J cumulative preferred stock. No dividends may be paid on any of Con Edison of New York's capital stock during any period in which Con Edison of New York has deferred payment of interest on its subordinated deferrable interest debentures.

    LONG-TERM DEBT Long-term debt maturing in the period 2000-2004 is as follows:

                                                             (MILLIONS OF DOLLARS)
                                                             ---------------------
2000.......................................................           $395
2001.......................................................            300
2002.......................................................            300
2003.......................................................            185
2004.......................................................            150


    Long-term debt of Con Edison's utility subsidiaries is stated at cost which, as of December 31, 1999, approximates fair value (estimated based on current rates for debt of the same remaining maturities).

NOTE C   SHORT TERM BORROWING

    At December 31, 1999 Con Edison and its utility subsidiaries had commercial paper programs, under which short-term borrowings are made at prevailing market rates, totaling $950 million. These programs are supported by revolving credit agreements with banks. At December 31, 1999, $495.4 million, at a weighted average interest rate of 5.03 percent per annum, was outstanding under Con Edison of New York's $500 million program. No amounts were outstanding at December 31, 1999 under Con Edison's $350 million program or O&R's $100 million program. No amounts were outstanding at December 31, 1998 under the Con Edison or Con Edison of New York programs. During 1999, Con Edison expanded, and subsequently reduced, its program by $600 million in connection with its July 1999 acquisition of O&R. In February 2000, the FERC authorized Con Edison of New York to expand its program to $800 million.

    Bank commitments under the revolving credit agreements may terminate upon a change of control of Con Edison, and borrowings under the agreements are subject to certain conditions, including that the ratio (calculated in accordance with the agreements) of debt to total capital of the borrower not at any time exceed
0.65 to 1. At December 31, 1999 this ratio was .49 to 1 for Con Edison, .52 to 1 for Con Edison of New York and .55 to 1 for O&R.

NOTE D   PENSION BENEFITS

CON EDISON OF NEW YORK

    Con Edison of New York has non-contributory pension plans that cover substantially all of its employees and certain employees of other Con Edison subsidiaries. The plans are designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA).

    Investment gains and losses are recognized over five years and unrecognized actuarial gains and losses are amortized over 10 years.

    The company offered a special retirement program in 1999 providing enhanced pension benefits for those employees who met specified eligibility requirements and retired within specific time limits. These incentives fall within the category of special termination benefits as described in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The increase in pension obligations as a result of this program amounts to $45.0 million. These obligations have been deferred for disposition by the PSC in accordance with the Restructuring Agreement.

    The components of the company's net periodic pension cost for 1999, 1998 and 1997 were as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (MILLIONS OF DOLLARS)
Service cost--including administrative expenses*               $105.1     $104.7     $111.4
Interest cost on projected benefit obligation...............    358.7      346.8      334.3
Expected return on plan assets..............................   (486.6)    (445.1)    (407.3)
Amortization of net actuarial (gain)........................    (90.1)     (71.7)     (42.0)
Amortization of prior service cost..........................     10.5       10.3       10.2
Amortization of transition obligation.......................      3.0        3.0        3.0
                                                               ------     ------     ------
Net periodic pension cost...................................    (99.4)     (52.0)       9.6
                                                               ------     ------     ------
Amortization of regulatory asset**..........................      2.2        2.2        2.2
                                                               ------     ------     ------
Total pension cost..........................................   $(97.2)    $(49.8)    $ 11.8
                                                               ------     ------     ------
Cost capitalized............................................    (19.2)      (9.2)       2.5
Cost charged to operating expenses..........................    (78.0)     (40.6)       9.3

------------------------

* Effective January 1, 1998, an assumption for administrative expenses is included as a component of service cost.

** Relates to $33.3 million increase in pension obligations from a 1993 special retirement program.

    The funded status of the plans at December 31, 1999, 1998 and 1997 was as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (MILLIONS OF DOLLARS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $5,384.1   $4,940.6   $4,703.0
Service cost--excluding administrative expenses.............     103.8      103.4      111.4
Interest cost on projected benefit obligation...............     358.7      346.8      334.3
Plan amendments.............................................       0.8        2.1        0.5
Actuarial (gain) loss.......................................    (728.0)     192.6      (24.2)
Special termination benefits................................      45.0         --         --
Benefits paid...............................................    (249.3)    (201.4)    (184.4)
                                                              --------   --------   --------
Benefit obligation at end of year...........................  $4,915.1   $5,384.1   $4,940.6
                                                              --------   --------   --------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............  $6,679.2   $5,988.7   $5,269.3
Actual return on plan assets................................   1,017.2      903.3      886.9
Employer contributions......................................       1.7        1.4       25.2
Benefits paid...............................................    (249.3)    (201.4)    (184.4)
Administrative expenses.....................................     (18.0)     (12.8)      (8.3)
                                                              --------   --------   --------
Fair value of plan assets at end of year....................  $7,430.8   $6,679.2   $5,988.7
                                                              --------   --------   --------
Funded status...............................................  $2,515.7   $1,295.1   $1,048.1
Unrecognized net (gain).....................................  (2,491.6)  (1,339.8)  (1,157.4)
Unrecognized prior service costs............................      72.5       82.2       90.4
Unrecognized net transition liability at January 1, 1987*...       5.3        8.3       11.3
                                                              --------   --------   --------
Prepaid (accrued) benefit cost..............................  $  101.9   $   45.8   $   (7.6)
                                                              ========   ========   ========

------------------------

*   Being amortized over approximately 15 years.

    The actuarial assumptions at December 31, 1999, 1998 and 1997 were as follows:

                                                        1999       1998       1997
                                                      --------   --------   --------
Discount rate.......................................    8.00%      6.75%      7.25%
Expected return on plan assets......................    8.50%      8.50%      8.50%
Rate of compensation increase.......................    4.80%      4.80%      5.80%

PENSION BENEFITS

ORANGE AND ROCKLAND

    Orange and Rockland (O&R) has a non-contributory defined benefit retirement plan, covering substantially all employees. The plan is designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA).

    Investment gains and losses are recognized over three years and unrecognized actuarial gains and losses are amortized over 10 years.

    During 1999,  O&R sold its electric  generating  assets to Southern  Energy.
Also during 1999, O&R offered a special retirement program providing enhanced pension benefits for those employees who met specified eligibility requirements and retired within specific time limits. Because of the relative number of O&R employees who stopped accruing benefits in the plan as a result of these events, a curtailment charge was recorded in accordance with SFAS No. 88. A portion of this curtailment charge was recorded as a regulatory asset in accordance with SFAS No. 71 and a portion was expensed.

    The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic pension cost. Under such accounting O&R's accrued pension liability was adjusted to recognize all previously unrecognized gains or losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 87, "Employers' Accounting for Pensions." A portion of these adjustments was recorded as a regulatory liability in accordance with SFAS No. 71 and a portion was expensed.

    O&R is currently allowed to recover in rates pension costs recognized under SFAS No. 87. In accordance with the provisions of SFAS No. 71, the company defers for future recovery any difference between expenses recognized under SFAS No. 87 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

    The components of O&R's net periodic pension cost for 1999, 1998 and 1997 were as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (THOUSANDS OF DOLLARS)
Service cost--including administrative expenses.............  $ 5,824    $ 6,868    $ 6,535
Interest cost on projected benefit obligation...............   19,702     19,194     17,993
Expected return on plan assets..............................  (19,024)   (17,480)   (15,838)
Amortization of net actuarial (gain)........................   (2,725)    (6,338)    (4,688)
Amortization of prior service cost..........................    2,128      4,251      3,822
Amortization of transition (asset)..........................     (504)    (1,009)    (1,009)
Recognition of curtailment and termination benefits.........    7,321         --         --
Recognition of purchase accounting..........................    3,229         --         --
                                                              -------    -------    -------
Net periodic pension cost...................................  $15,951    $ 5,486    $ 6,815
                                                              -------    -------    -------
Amortized/(deferred and capitalized)........................       66         90       (751)
                                                              -------    -------    -------
Net expense*................................................  $16,017    $ 5,576    $ 6,064
                                                              =======    =======    =======

------------------------

* Net expense for the period July 1, 1999 through December 31, 1999 was $1.9 million. This amount is reflected in Con Edison's consolidated financial statements and excludes the effects of curtailment, termination benefits, and purchase accounting.

    The funded status of the plan at December 31, 1999, 1998 and 1997 was as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (THOUSANDS OF DOLLARS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $289,765   $260,306   $232,990
Service cost--excluding administrative expenses.............     5,825      6,868      6,535
Interest cost on projected benefit obligation...............    19,702     19,194     17,993
Plan amendments.............................................        54         --     12,852
Actuarial loss..............................................    22,551     18,375      2,387
Curtailment and termination benefits........................     4,707         --         --
Benefits paid...............................................   (16,132)   (14,978)   (12,451)
                                                              --------   --------   --------
Benefit obligation at end of year...........................  $326,472   $289,765   $260,306
                                                              --------   --------   --------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............  $266,511   $247,523   $225,997
Actual return on plan assets................................    29,811     34,640     34,526
Employer contributions......................................    10,023         --         --
Benefits paid...............................................   (14,799)   (14,131)   (11,637)
Administrative expenses.....................................    (2,235)    (1,521)    (1,363)
                                                              --------   --------   --------
Fair value of plan assets at end of year....................  $289,311   $266,511   $247,523
                                                              --------   --------   --------
Funded status...............................................  $(37,161)  $(23,254)  $(12,783)
Unrecognized net loss (gain)................................    13,390    (57,031)   (66,108)
Unrecognized prior service costs............................        --     35,830     40,081
Unrecognized net transition asset at January 1, 1987*.......        --     (3,026)    (4,034)
                                                              --------   --------   --------
Prepaid (accrued) benefit cost..............................  $(23,771)  $(47,481)  $(42,844)
                                                              ========   ========   ========

------------------------

*   Was being amortized over approximately 15 years.

    The actuarial assumptions at December 31, 1999, 1998 and 1997 were as follows:

                                                              1999       1998       1997
                                                            --------   --------   --------
Discount rate.............................................    8.00%      6.75%      7.50%
Expected return on plan assets............................    8.50%      8.00%      8.00%
Rate of compensation increase
    Hourly................................................    3.00%      3.00%      3.00%
    Management............................................    1.00%      1.00%      1.00%

NOTE E   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (OPEB)

CON EDISON OF NEW YORK

    Con Edison of New York has a contributory comprehensive hospital, medical and prescription drug program for all retirees, their dependents and surviving spouses. The company also has a contributory life insurance program for bargaining unit employees. In addition the company provides basic life insurance benefits up to a specified maximum at no cost to retired management employees. Retired management employees must contribute to the cost of supplemental life insurance benefits in excess of the specified maximum. Certain employees of other Con Edison subsidiaries are eligible to receive benefits under these programs. The company has reserved the right to amend or terminate these programs.

    Investment gains and losses are recognized over five years and unrecognized actuarial gains and losses are amortized over 10 years.

    The components of the company's postretirement benefit (health and life insurance) costs for 1999, 1998 and 1997 were as follows:

                                                                1999           1998           1997
                                                              --------       --------       --------
                                                                      (MILLIONS OF DOLLARS)
Service cost................................................   $13.7          $14.9          $15.7
Interest cost on accumulated postretirement benefit
  obligation................................................    72.5           70.8           71.0
Expected return on plan assets..............................   (41.5)         (38.2)         (36.5)
Amortization of net actuarial loss..........................    26.8           20.9           21.4
Amortization of prior service cost..........................     1.4             --             --
Amortization of transition obligation.......................    17.4           21.5           25.9
                                                               -----          -----          -----
Net periodic postretirement benefit cost....................   $90.3          $89.9          $97.5
                                                               -----          -----          -----
Cost capitalized............................................    17.8           16.7           20.0
Cost charged to operating expenses..........................    72.5           73.2           77.5
                                                               =====          =====          =====

    The program's funded status at December 31, 1999, 1998 and 1997 was as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (MILLIONS OF DOLLARS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $1,097.0   $  964.1   $ 999.1
Service cost................................................      13.7       14.9      15.7
Interest cost on accumulated postretirement benefit
  obligation................................................      72.5       70.8      71.0
Plan amendments.............................................        --      (44.8)    (66.5)
Actuarial (gain) loss.......................................    (211.8)     133.7     (13.4)
Benefits paid and administrative expenses...................     (58.1)     (51.7)    (50.2)
Participant contributions...................................      10.7       10.0       8.4
                                                              --------   --------   -------
Benefit obligation at end of year...........................  $  924.0   $1,097.0   $ 964.1
                                                              --------   --------   -------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............  $  665.8   $  574.1   $ 444.2
Actual return on plan assets................................     100.5      119.3     100.4
Employer contributions......................................     115.5       14.1      71.3
Participant contributions...................................      10.7       10.0       8.4
Benefits paid...............................................     (53.9)     (47.7)    (46.7)
Administrative expenses.....................................      (4.2)      (4.0)     (3.5)
                                                              --------   --------   -------
Fair value of plan assets at end of year....................  $  834.4   $  665.8   $ 574.1
                                                              --------   --------   -------
Funded status...............................................  $  (89.6)  $ (431.2)  $(390.0)
Unrecognized net (gain) loss................................    (224.6)      73.0      41.3
Unrecognized prior service costs............................      11.2       12.6        --
Unrecognized transition obligation at January 1, 1993*......     226.2      243.6     322.6
                                                              --------   --------   -------
Accrued postretirement benefit cost.........................  $  (76.8)  $ (102.0)  $ (26.1)
                                                              ========   ========   =======

------------------------

*   Being amortized over a period of 20 years.

    The actuarial assumptions at December 31, 1999, 1998 and 1997 were as follows:

                                                              1999       1998       1997
                                                            --------   --------   --------
Discount rate.............................................    8.00%      6.75%      7.25%
Expected return on plan assets
    Tax-exempt assets.....................................    8.50%      8.50%      8.50%
    Taxable assets........................................    7.50%      7.50%      8.50%

    The health care cost trend rate assumed for 1999 was 7.5 percent;  for 2000,
7.0 percent; and then declining one-half percent per year to 5 percent for 2004 and thereafter.

    A one-percentage point change in the assumed health care cost trend rates would have the following effects:

                                                              1-PERCENTAGE-    1-PERCENTAGE-
                                                              POINT INCREASE   POINT DECREASE
                                                              --------------   --------------
                                                                   (MILLIONS OF DOLLARS)
Effect on accumulated postretirement benefit obligation.....       $113.4          $99.3
Effect on service cost and interest cost components.........       $ 12.7          $10.8

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (OPEB)

ORANGE AND ROCKLAND

    Orange and Rockland (O&R) has a contributory medical and prescription drug program for all retirees, their dependents and surviving spouses. The company also has a non-contributory life insurance program for retirees.

    Investment gains and losses are recognized over three years and unrecognized actuarial gains and losses are amortized over 10 years.

    During 1999, O&R sold its electric generating assets to Southern Energy. Because of the relative number of O&R employees who stopped accruing benefits in the plan as a result of this event, a curtailment charge was recorded in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions."

    The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic benefit cost. Under purchase accounting O&R's accrued postretirement liability was adjusted to recognize all previously unrecognized gains or losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS 106. The total of these adjustments along with the curtailment charge discussed above were recorded as a regulatory asset in accordance with SFAS No. 71.

    O&R is currently allowed to recover in rates OPEB costs recognized under SFAS No. 106. In accordance with the provisions of SFAS No. 71, the company defers for future recovery any difference between expenses recognized under SFAS No. 106 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

    The components of O&R's postretirement benefit (health and life insurance) costs for 1999, 1998 and 1997 were as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (THOUSANDS OF DOLLARS)
Service cost................................................   $1,699    $ 1,463     $1,863
Interest cost on accumulated postretirement benefit
  obligation................................................    5,302      5,326      6,013
Expected return on plan assets..............................   (2,174)    (1,654)      (907)
Amortization of net actuarial loss..........................      383         21      1,011
Amortization of prior service cost..........................        4          9         84
Amortization of transition obligation.......................    1,213      2,427      2,572
                                                               ------    -------     ------
Net periodic postretirement benefit cost....................    6,427      7,592     10,636
                                                               ------    -------     ------
Amortized/(deferred and capitalized)........................   (1,147)     3,169     (1,009)
                                                               ------    -------     ------
Net expense.................................................   $5,280    $10,761     $9,627
                                                               ------    -------     ------

------------------------

* Net expense for the period July 1, 1999 through December 31, 1999 was $2.3 million. This amount is reflected in Con Edison's consolidated financial statements and excludes the effects of curtailment, termination benefits, and purchase accounting.

    The program's funded status at December 31, 1999, 1998 and 1997 was as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (THOUSANDS OF DOLLARS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $ 80,477   $ 80,625   $ 82,999
Service cost................................................     1,699      1,463      1,863
Interest cost on accumulated postretirement benefit
  obligation................................................     5,302      5,326      6,013
Plan amendments.............................................        --         98     (6,898)
Actual loss (gain)..........................................     6,314     (1,802)     1,230
Benefits paid and administrative expenses...................    (5,405)    (5,334)    (4,582)
Participant contributions...................................       149        101         --
                                                              --------   --------   --------
Benefit obligation at end of year...........................  $ 88,536   $ 80,477   $ 80,625
                                                              --------   --------   --------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............  $ 31,180   $ 22,238   $ 14,822
Actual return on plan assets................................     3,512      2,086        735
Employer contributions......................................     5,512     12,089     11,263
Participant contributions...................................        54        101         --
Benefits paid and administrative expenses...................    (2,368)    (5,334)    (4,582)
                                                              --------   --------   --------
Fair value of plan assets at end of year....................  $ 37,890   $ 31,180   $ 22,238
                                                              --------   --------   --------
Funded status...............................................  $(50,646)  $(49,297)  $(58,387)
Unrecognized net loss/(gain)................................     9,008      5,016      6,393
Unrecognized prior service costs............................        --         89         --
Unrecognized transition obligation at January 1, 1993*......        --     34,601     37,027
                                                              --------   --------   --------
Accrued postretirement benefit cost.........................  $(41,638)  $ (9,591)  $(14,967)
                                                              --------   --------   --------

------------------------

*   Being amortized over a period of 20 years.

    The actuarial assumptions at December 31, 1999, 1998 and 1997 were as follows:

                                                              1999       1998       1997
                                                            --------   --------   --------
Discount rate.............................................    8.00%      6.75%      7.50%
Expected return on plan assets
  Tax-exempt assets.......................................    8.50%      6.25%      6.25%
  Taxable assets..........................................    7.50%      6.25%      6.25%

    The health care cost trend rate assumed for 1999 was 6.5 percent for health care and 8.0 percent for prescription drug; for 2000, 7.0 percent; and then declining one-half percent per year to 5 percent for 2004 and thereafter.

    A one-percentage point change in the assumed health care cost trend rates would have the following effects:

                                                              1-PERCENTAGE-    1-PERCENTAGE-
                                                              POINT INCREASE   POINT DECREASE
                                                              --------------   --------------
                                                                  (THOUSANDS OF DOLLARS)
Effect on accumulated postretirement benefit obligation.....       $9,431           $7,930
Effect on service cost and interest cost components.........       $  940           $  770

NOTE F   ENVIRONMENTAL MATTERS

    Hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs) and coal tar, have been used or generated in the course of operations of Con Edison's utility subsidiaries and may be present in their facilities and equipment.

    The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund) and similar state statutes impose joint and several strict liability, regardless of fault, upon generators of hazardous substances for resulting removal and remedial costs and environmental damages. Liabilities under these laws can be material and in some instances may be imposed without regard to fault, or may be imposed for past acts, even though such past acts may have been lawful at the time they occurred.

    At December 31, 1999, Con Edison had accrued a $38 million liability as its best estimate of the utility subsidiaries' liability for sites as to which they have received process or notice alleging that hazardous substances generated by them (and, in most instances, other potentially responsible parties) were deposited. There will be additional liability at these sites and other sites, the amount of which is not presently determinable but may be material to Con Edison's financial position, results of operations or liquidity.

    Under Con Edison of New York's current electric, gas and steam rate agreements, site investigation and remediation costs in excess of $5 million annually incurred with respect to hazardous waste for which it is responsible is to be deferred and subsequently reflected in rates. At December 31, 1999, $10 million of such costs had been deferred as a regulatory asset.

    Suits have been brought in New York State and federal courts against Con Edison's utility subsidiaries and many other defendants, wherein a large number of plaintiffs sought large amounts of compensatory and punitive damages for deaths and injuries allegedly caused by exposure to asbestos at various premises of the utility subsidiaries. Many of these suits have been disposed of without any payment by the utility subsidiaries, or for immaterial amounts. The amounts specified in all the remaining suits total billions of dollars but Con Edison believes that these amounts are greatly exaggerated, as were the claims already disposed of. Based on the information and relevant circumstances known to Con Edison this time, it does not believe that these suits will have a material adverse effect on its financial position, results of operations or liquidity.

NOTE G   NUCLEAR GENERATION

    Con Edison of New York owns the Indian Point 2 nuclear generating unit, which has a capacity of approximately 1,000 MW, and the retired Indian Point 1 nuclear generating unit.

    The book value of Indian Point 2, net of accumulated depreciation, was $382 million and $459 million at December 31, 1999 and 1998, respectively. The net book value of Indian Point 2 was reduced by $50 million in 1999 as a result of the use of a portion of the net after-tax gain from fossil plant sales to increase its accumulated depreciation reserve (see Note I).

     In 1999 Con Edison of New York announced its intention to explore alternatives to its continued ownership and operation of Indian Point 2 and the retired Indian Point 1. In February 2000 the company announced an auction process for the Indian Point 2 unit, the retired Indian Point 1 unit and related gas turbines. A proceeding initiated in 1998 by the PSC to consider the future of nuclear generating facilities in New York State is continuing. The Restructuring Agreement does not contemplate the divestiture of Indian Point 2, and any such divestiture would be subject to regulatory approvals, including the approvals of the PSC and the Nuclear Regulatory Commission.

    OUTAGE ACCOUNTING Scheduled refueling and maintenance outages are generally required after a cycle of approximately 22 months. Con Edison of New York's electric rates reflect a charge for the cost of scheduled refueling and maintenance outages. Under Con Edison of New York's current and previous electric rate agreements, these charges have been deferred for recognition in income during the period in which expenses are incurred for the outage. The costs of unscheduled outages are expensed as incurred and are not reflected in rates.

    RATE RECOVERY Pursuant to the Restructuring Agreement, Con Edison of New York is recovering its investment in Indian Point 2 and funds to decommission Indian Point 1 and 2 in the rates it charges all its electric customers. Under the Restructuring Agreement, following March 31, 2002, Con Edison of New York will be given a reasonable opportunity to recover its remaining investment in Indian Point 2 and additional funds needed to decommission Indian Point 1 and 2 through a non-bypassable charge to customers over a period that will extend no longer than the end of Indian Point 2's operating license in 2013. Reconciliation of estimated and actual decommissioning costs may be reflected in rates after 2013.

    DECOMMISSIONING Since 1975 Con Edison of New York has been collecting costs of decommissioning from customers and accruing such amounts within its internal accumulated depreciation reserve. Amounts collected to fund decommissioning of the nuclear portions of the units have been deposited in external trust funds and earnings on such funds have been accrued as additional accumulated depreciation. The trust funds amounted to $305.7 million and $265.1 million, respectively, at December 31, 1999 and 1998. See "Investments" in Note A.

    Accumulated decommissioning provisions at December 31, 1999 and 1998 were as follows:

                                                             AMOUNTS INCLUDED IN
                                                                 ACCUMULATED
                                                                DEPRECIATION
                                                           -----------------------
                                                             1999           1998
                                                           --------       --------
                                                            (MILLIONS OF DOLLARS)
Nuclear..................................................   $305.7         $265.1
Non-nuclear..............................................     55.4           56.7
                                                            ------         ------
Total....................................................   $361.1         $321.8
                                                            ======         ======

     The Restructuring Agreement continued in rates annual expense allowances of $21.3 million and $1.8 million, respectively, to fund the estimated costs of decommissioning the nuclear and non-nuclear portions of the Indian Point 1 and 2 units. These amounts were established pursuant to a 1995 electric rate agreement based upon a 1994 site-specific study. The study estimated the decommissioning costs to be approximately $657 million in 1993 dollars (assuming 2016 as the midpoint for decommissioning expenditures), including $252 million for extended storage of spent nuclear fuel. The minimum decommissioning fund estimate calculated in accordance with Nuclear Regulatory Commission (NRC) regulations was between $507 million and $862 million as of December 31, 1998. A new site-specific study is currently underway.

    The FASB is currently reviewing the utility industry's accounting treatment of nuclear and certain other plant decommissioning costs. In an exposure draft issued in February 1996, the FASB concluded that decommissioning costs should be accounted for as a liability at expected present value, with a corresponding asset in utility plant, rather than as a component of depreciation. The FASB expects to issue a new exposure draft in the first quarter of 2000.

    NUCLEAR FUEL Nuclear fuel assemblies and components are amortized to operating expense based on the quantity of heat produced in the generation of electricity. Nuclear fuel costs are recovered in revenues through base rates or through the fuel adjustment clause.

    Nuclear fuel costs include provisions for payments to the U.S. Department of Energy (DOE) for future off-site storage of the spent fuel and for a portion of the costs to decontaminate and decommission the DOE facilities used to enrich uranium purchased by Con Edison of New York. Such payments amounted to $10.0 million in 1999.

    The DOE has defaulted on its obligation to Con Edison of New York to begin to take title to the spent nuclear fuel generated at Indian Point 2. Con Edison of New York and a number of other utilities are pursuing their legal remedies against the DOE. Con Edison of New York estimates that it has adequate on-site capacity for interim storage of its spent fuel until 2005 after which, absent regulatory or technological developments, additional on-site or other spent fuel storage facilities would be required. The operation of Indian Point 2 would be curtailed if appropriate arrangements for the storage of its spent fuel are not made.

    STEAM GENERATORS Nuclear generating units similar in design to Indian Point 2 have experienced problems that have required steam generator replacement. Inspections of the Indian Point 2 steam generators since 1976 have revealed various problems, some of which appear to have been arrested. The remaining service life of the steam generators is uncertain. The projected service life of the steam generators is reassessed periodically in the light of the inspections made during scheduled outages of the unit. Based on the latest available data and current NRC criteria, Con Edison of New York estimates that steam generator replacement will not be required before 2002. On February 15, 2000 Con Edison of New York shut down Indian Point 2 following a leak in one if its steam generators. The cause of the leak is being investigated.

    Con Edison of New York has replacement steam generators, which are stored at the site. Replacement of the steam generators would require estimated additional expenditures of up to $100 million (exclusive of replacement power costs) and an outage of approximately three months. However, securing necessary permits and approvals or other factors could require a substantially longer outage if steam generator replacement is required on short notice.

    NUCLEAR INSURANCE The insurance policies covering Con Edison of New York's nuclear facilities for property damage, excess property damage, and outage costs permit assessments under certain conditions to cover insurers' losses. As of December 31, 1999, the highest amount that could be assessed for losses during the current policy year under all of the policies was $18.6 million. While assessments may also be made for losses in certain prior years, Con Edison of New York is not aware of any losses in such years that it believes are likely to result in an assessment. Under certain circumstances, in the event of nuclear incidents at facilities covered by the federal government's third-party liability indemnification program, Con Edison of New York could be assessed up to $88.1 million per incident, of which not more than $10 million may be assessed in any one year.

     NOTE H NON-UTILITY  GENERATORS

     Con Edison of New York has contracts with NUGs for approximately 2,100 MW of electric generating capacity. Assuming performance by the NUGs, Con Edison of New York is obligated over the terms of the contracts (which extend for various periods, up to 2036) to make capacity and other fixed payments.

    For the years 2000-2004, the capacity and other fixed payments under the contracts are estimated to be $477 million, $485 million, $494 million, $503 million and $516 million. Such payments gradually increase to approximately $600 million in 2013, and thereafter decline significantly. For energy delivered under these contracts, Con Edison of New York is obligated to pay variable prices that are estimated to be approximately at market levels.

    Under the terms of its Restructuring Agreement, Con Edison of New York is recovering in rates the charges it incurs under contracts with NUGs (see "Restructuring Agreements" in Note A). The Restructuring Agreement provides that, following March 31, 2002, Con Edison of New York will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, the amount, if any, by which the actual costs of its purchases under the contracts exceed market value.

    The   Restructuring   Agreement   provided  for  a  potential  NUG  contract
disallowance of the lower of (i) 10 percent of the above-market costs or (ii) $300 million (in 2002 dollars). As contemplated by the Restructuring Agreement, Con Edison of New York may offset the potential disallowance by NUG contract mitigation and by 10 percent of the gross proceeds of any generating unit sales to third parties. Con Edison of New York will be permitted a reasonable opportunity to recover any costs subject to disallowance that are not offset by these two factors if it makes good faith efforts in implementing provisions of the Restructuring Agreement leading to the development of a competitive electric market in its service territory, including providing a choice of suppliers to its customers through its Retail Choice program and working to establish an independent system operator, which would administer the wholesale electric market in New York State.

    In October 1998 the PSC allowed Con Edison of New York to offset the potential disallowance by approximately $115 million (in 2002 dollars) as a result of termination of NUG contracts for 42.5 MW of capacity. As permitted by the PSC, Con Edison of New York has retained revenues relating to capacity costs avoided as a result of the terminations. As a result, $92 million remained available at December 31, 1999 to offset a potential NUG contract disallowance.

    In June and August 1999, Con Edison of New York completed the sale of its in-City fossil electric generating units to third parties for a total of $1.8 billion, resulting in an additional $180 million of credit against a possible disallowance. Any additional NUG contract mitigation and 10 percent of the gross proceeds of any additional generating unit sales, including the planned sale of Con Edison of New York's share of the Roseton plant by Central Hudson Gas & Electric, would further offset any potential disallowance. (See Note I.)

NOTE I   GENERATION DIVESTITURE

     In 1999 Con Edison of New York completed the sales of almost 6,300 MW of its approximately 8,300 MW of electric generating assets for an aggregate price of $1.8 billion. The net book value of the assets sold was approximately $1 billion, and the net after-tax gain from the sales was $379 million, of which $29 million of accumulated deferred taxes and investment tax credits relating to the assets sold were recognized in income in 1999.

    Consistent with the Restructuring Agreement, as amended by a July 1998 PSC order relating to the divestiture, $50 million of the net after-tax gain has been retained for shareholders, approximately $250 million has been deferred for disposition by the PSC and $50 million was applied as an increase to the accumulated depreciation reserve for Indian Point 2 (see Note G). The $50 million retained for shareholders will be recognized in income during the last year of the Restructuring Agreement (12 months ending March 31, 2002) as a partial offset to the rate reductions scheduled for that year, pursuant to the Restructuring Agreement. (See "Restructuring Agreements" in Note A.)

    The approximately 2,000 MW of electric generating assets that Con Edison of New York continues to own include the 1,000 MW Indian Point 2 plant and its 480 MW interest in the jointly-owned Roseton generating station (see "Utility Plant and Depreciation" in Note A).

    O&R completed the sale of all of its generating assets prior to the completion of Con Edison's purchase of O&R in July 1999.

    The Restructuring Agreement and related PSC orders provide for the recovery of the incremental cost of capacity and energy required by Con Edison of New York to serve its remaining full-service customers. Con Edison of New York has agreed to purchase capacity from the buyers of the generating assets it sold for at least the period until the Installed Capacity (ICAP) market of the New York Independent System Operator (NYISO) is operational, and has submitted a petition to the PSC relating to the recovery of the incremental cost of this capacity. Such incremental capacity costs, which are estimated will total about $75 million if the NYISO ICAP market commences operation as now scheduled in May 2000, are being deferred as a regulatory asset. (See Note J.) In the event of a prolonged delay in the commencement of the NYISO ICAP market, additional incremental capacity costs could be material. The cost of the electric energy actually purchased from the buyers of the generating assets is recoverable under the electric fuel adjustment clause. (See "Recoverable Fuel Costs" in Note A.)

NOTE J   REGULATORY ASSETS AND LIABILITIES

    The utility subsidiaries of Con Edison have established various regulatory assets to defer specific costs that the applicable regulatory agencies have permitted or are expected to permit to be recovered in rates over time.
Similarly, certain regulatory liabilities have been established to defer specific gains or credits to be refunded to customers over time. The principal regulatory assets and liabilities included in the deferred charges at December 31, 1999 and 1998 were as follows:

                                                                1999             1998
                                                              ---------       ----------
                                                                (THOUSANDS OF DOLLARS)
REGULATORY ASSETS
Future federal income tax (See Note A)......................  $ 785,014       $  951,016
Recoverable fuel costs (See Note A).........................     95,162           22,013
Power contract termination costs (See Note H)...............     71,861           70,621
Accrued unbilled gas revenues (See Note A)..................     67,775           43,594
MTA business tax surcharge*.................................     60,712           66,274
O&R Pension/OPEB expenses (See Notes D and E)...............     57,630            2,774
Enlightened Energy program costs**..........................     34,065           68,381
Other.......................................................    210,046          134,462
                                                              ---------       ----------
Total Regulatory Assets.....................................  1,382,265        1,359,135
                                                              ---------       ----------
REGULATORY LIABILITIES
Gain on divestiture (See Note I)............................    306,867               --
Accumulated deferred investment tax credits (See Note A)....    139,838          154,970
NYPA rate increase (See Note A).............................     25,630           16,175
O&R Pension expenses (See Note D)...........................     23,854               --
Interruptible sales credits (See Note A)....................     23,745           20,969
Nuclear refueling outage expenses (See Note G)..............     22,273               --
Electric rate decrease (See Note A).........................     12,000           16,250
Other.......................................................     81,815           72,654
                                                              ---------       ----------
Total Regulatory Liabilities................................    636,022          281,018
                                                              ---------       ----------
NET REGULATORY ASSETS/LIABILITIES...........................  $ 746,243       $1,078,117
                                                              ---------       ----------

------------------------

* Business tax surcharge imposed by New York State to provide funds to the Metropolitan Transit Authority; recovered from customers annually.

** Cost of demand-side management programs; recovered from customers generally over a five-year period.

NOTE K   ORANGE AND ROCKLAND UTILITIES (O&R)

    In July 1999 Con Edison completed its acquisition of O&R for $791.5 million in cash. Con Edison is accounting for the acquisition under the purchase method of accounting in accordance with generally accepted accounting principles. The results of operations of O&R for the six months ended December 31, 1999 have been included in the consolidated income statement of Con Edison for the year ended December 31, 1999. Con Edison has recorded in its consolidated financial statements all of the assets and liabilities of O&R. The fair value of O&R's regulatory assets approximates book value. All other assets and liabilities of O&R were adjusted to their estimated fair values. The $437 million excess of the purchase price paid by Con Edison over the estimated fair value of net assets acquired and liabilities assumed was recorded as goodwill (O&R Goodwill) and is being amortized over 40 years. In accordance with regulatory settlements, costs to achieve the merger have been deferred as regulatory assets and are being amortized over a five-year period ending May 2004.

    The unaudited pro forma consolidated Con Edison financial information shown below has been prepared based upon the historical consolidated income statements of Con Edison and O&R, giving effect to Con Edison's acquisition of O&R as if it had occurred at the beginning of each period. The historical information has been adjusted to reflect the amortization of O&R Goodwill for the entire period and the after-tax cost Con Edison would have incurred for financing the acquisition of O&R by issuing debt at the beginning of the period at an assumed
8.0 percent per annum interest rate. The pro forma information is not necessarily indicative of the results that Con Edison would have had if its acquisition of O&R had been completed prior to July 1999, or the results that Con Edison will have in the future.



                                                          1999         1998
                                                       ----------   ----------
                                                       (THOUSANDS OF DOLLARS)
Revenues.............................................  $7,794,204   $7,719,152
Operating income.....................................     969,916    1,077,185
Net income...........................................     646,435      705,579
Non-recurring charges................................      19,782           --
Adjusted net income..................................     666,217           --
Average shares outstanding (000).....................     223,442      234,308
Earnings per share...................................  $     2.98   $     3.01

NOTE L   FEDERAL INCOME TAX

    The components of federal income taxes are as follows:

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (THOUSANDS OF DOLLARS)
Charged to operations:
    Current.................................................  $836,783   $322,259   $354,112
    Deferred--net...........................................  (428,859)    94,090     32,440
    Amortization of investment tax credit...................    (8,208)    (8,710)    (8,830)
                                                              --------   --------   --------
        Total charged to operations.........................   399,716    407,639    377,722
                                                              --------   --------   --------
Charged to other income:
    Current.................................................     1,430     (3,279)     2,988
    Deferred--net...........................................       851      1,050       (990)
    Amortization of investment tax credit...................      (164)        --         --
    Amortization of accumulated deferred investment tax
      credits and excess income tax reserves associated with
      divested generating plants............................   (29,008)        --         --
                                                              --------   --------   --------
        Total charged to other income.......................   (26,891)    (2,229)     1,998
                                                              --------   --------   --------
Total.......................................................  $372,825   $405,410   $379,720
                                                              --------   --------   --------

    The tax effect of temporary differences which gave rise to deferred tax assets and liabilities is as follows:

                                                                    AS OF DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (MILLIONS OF DOLLARS)
Liabilities:
    Depreciation............................................  $1,284.6   $1,307.6   $1,188.7
    Excess deferred federal income tax on depreciation......     159.5      186.7      190.4
    Advance refunding of long-term debt.....................      32.5       35.5       30.1
    Other...................................................     204.2       86.9      118.3
                                                              --------   --------   --------
        Total liabilities...................................   1,680.8    1,616.7    1,527.5
                                                              --------   --------   --------
Assets:
    Unbilled revenues.......................................     (86.1)     (87.2)     (98.3)
    Federal income tax audit adjustments--1992-1994.........     (30.5)        --         --
    Other...................................................     (81.7)     (87.7)     (94.5)
                                                              --------   --------   --------
        Total assets........................................    (198.3)    (174.9)    (192.8)
                                                              --------   --------   --------
Regulatory liability--future federal income taxes...........     785.0      951.0      973.1
                                                              --------   --------   --------
Net liability...............................................  $2,267.5   $2,392.8   $2,307.8
                                                              --------   --------   --------

    Reconciliation of the difference between federal income tax expenses and the amount computed by applying the prevailing statutory income tax rate to income before income taxes is as follows:

                                                                               YEAR ENDED DECEMBER 31,
                                                                               -----------------------
                                                                      1999              1998              1997
                                                                   -----------       -----------       -----------
                                                                                (% OF PRE-TAX INCOME)
Statutory tax rate..........................................                35%               35%               35%
Changes in computed taxes resulting from:
    Excess book over tax depreciation.......................                 8%                7%                7%
    Cost of removal.........................................                -3%               -2%               -3%
    Amortization of deferred federal income tax on
      depreciation..........................................                -3%               -3%               -3%
    Amortization of accumulated deferred investment tax
      credits and excess income tax reserves associated with
      divested generating plants............................                -3%               --                --
    Other...................................................                --                -1%               -1%
                                                                   -----------       -----------       -----------
Effective tax rate..........................................                34%               36%               35%
                                                                   -----------       -----------       -----------

NOTE M   STOCK-BASED COMPENSATION

    Under Con Edison's Stock Option Plan, options may be granted to officers and key employees for up to 10 million shares of Con Edison's common stock. Generally, options become exercisable three years after the grant date and remain exercisable until 10 years from the grant date. Options that were granted in 1996 became exercisable in 1999.

    As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Con Edison has elected to follow Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of Con Edison's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Disclosure of pro-forma information regarding net income and earnings per share is required by SFAS No. 123. The information presented below is in regards to the income and earnings per share of Con Edison. This information has been determined as if Con Edison had accounted for its employee stock options under the fair value method of that statement. The fair values of 1999, 1998 and 1997 options are $7.90, $4.76 and $2.84 per share, respectively. They were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                           1999       1998       1997
                                                         --------   --------   --------
Risk-free interest rate................................    5.24%      5.61%      6.46%
Expected lives--in years...............................       8          8          8
Expected stock volatility..............................   18.76%     12.68%     14.08%
Dividend yield.........................................    4.46%      4.98%      6.67%

    The following table reflects pro forma net income and earnings per share had Con Edison elected to adopt the fair value approach of SFAS 123 (income in millions):

                                                           1999       1998       1997
                                                         --------   --------   --------
Net income:
    As reported........................................   $ 701      $ 713      $ 694
    Pro forma..........................................     697        711        694
Diluted earnings per share:
    As reported........................................   $3.13      $3.04      $2.95
    Pro forma..........................................    3.11       3.03       2.95

    These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. For 1999 the number of total shares after giving effect to the dilutive common stock equivalents is 223,890,546.

    A summary of the status of Con Edison's Stock Option Plan as of December 31, 1999, 1998 and 1997 and changes during those years is as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                            SHARES      PRICE
                                                           ---------   --------
Outstanding at 12/31/96..................................    697,200   $27.875
    Granted..............................................    834,600    31.500
    Exercised............................................          0         0
    Forfeited............................................    (14,100)   29.620
                                                           ---------    ------
Outstanding at 12/31/97..................................  1,517,700    29.850
    Granted..............................................    901,650    42.605
    Exercised............................................          0         0
    Forfeited............................................    (20,600)   37.055
                                                           ---------    ------
Outstanding at 12/31/98..................................  2,398,750    34.584
    Granted..............................................  1,279,000    47.938
    Exercised............................................   (113,440)   27.875
    Forfeited............................................    (74,800)   37.559
                                                           ---------    ------
Outstanding at 12/31/99..................................  3,489,510   $39.632

    The following summarizes the Plan's stock options outstanding:

                                                WEIGHTED
                                                AVERAGE      SHARES
                                                EXERCISE   OUTSTANDING      REMAINING
PLAN YEAR                                        PRICE     AT 12/31/99   CONTRACTUAL LIFE
---------                                       --------   -----------   ----------------
1999.........................................   $47.938     1,261,000    9 years
1998.........................................   $42.605       871,350    8 years
1997.........................................   $31.500       798,200    7 years
1996.........................................   $27.875       558,960    6 years

CONSOLIDATED EDISON, INC.

NOTE N   FINANCIAL INFORMATION BY BUSINESS SEGMENT (a)

                                                      ELECTRIC                             STEAM
                                        ------------------------------------   ------------------------------
                                           1999         1998         1997        1999       1998       1997
                                        ----------   ----------   ----------   --------   --------   --------
                                                               (THOUSANDS OF DOLLARS)
Operating revenues....................  $ 5,792,673  $ 5,674,446  $ 5,635,575  $ 340,026  $ 321,932  $ 391,799
Intersegment revenues.................     150,488        53,464       11,341      1,667      1,655      1,619
Depreciation and amortization.........     433,203       439,869      429,407     17,996     17,361     16,239
Income tax expense....................     339,630       351,088      311,878      2,910      5,057      8,442
Operating income......................     858,681       905,976      855,061     19,450     19,416     36,080
Total assets..........................  10,670,017    10,919,857   10,972,735    565,945    575,018    557,607
Construction expenditures.............  $  530,068   $   465,258  $   504,644  $  28,488   $ 30,512  $  29,905

                                                     GAS                        UNREGULATED AND OTHER
                                      ---------------------------------   ---------------------------------
                                        1999        1998        1997        1999        1998        1997
                                      ---------   ---------   ---------   ---------   ---------   ---------
                                                             (THOUSANDS OF DOLLARS)
Operating revenues.................. $1,000,083   $ 959,609  $ 1,093,880  $ 358,541   $ 137,061  $   74,898
Intersegment revenues...............      2,812       2,460       2,177          --         290          --
Depreciation and amortization.......     66,262      60,596      57,133       8,721         688         676
Income tax expense..................     60,598      58,665      62,590      (3,422)     (7,171)     (5,188)
Operating income....................    152,212     141,680     154,247     (10,544)    (13,747)    (10,068)
Total assets........................  2,097,200   1,795,567   1,730,048   2,198,314   1,090,961   1,462,128
Construction expenditures........... $  119,601   $ 123,074  $  119,672   $      --   $      --  $       --

                                                                          TOTAL
                                                           ------------------------------------
                                                              1999         1998         1997
                                                           ----------   ----------   ----------
                                                                  (THOUSANDS OF DOLLARS)
Operating revenues.......................................  $ 7,491,323   $ 7,093,048  $ 7,196,152
Intersegment revenues....................................     154,967         57,869       15,137
Depreciation and amortization............................     526,182        518,514      503,455
Income tax expense.......................................     399,716        407,639      377,722
Operating income.........................................   1,019,799      1,053,325    1,035,320
Total assets.............................................  15,531,476     14,381,403   14,722,518
Construction expenditures................................  $  678,157    $   618,844  $   654,221

------------------------

(a) For a description of Con Edison, see "Con Edison" appearing before Note A.